UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BORDERS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

100 Phoenix Drive
Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2008

To the Shareholders of
BORDERS GROUP, INC.:

The Annual Meeting of Shareholders of Borders Group, Inc., a Michigan corporation (the “Company”) will be held at 11:30 a.m. local time on Thursday, May 22, 2008 at The Ritz Carlton, 300 Town Center Drive, Fairlane Plaza, Dearborn, MI 48126 to:

1.	Elect eleven (11) directors of the Company, each to serve until the 2009 Annual Meeting of Shareholders or until a successor is elected and qualified,

2.	Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008,

3.	Approve the issuance of all shares of the Company’s Common Stock issuable upon the exercise of all the warrants the Company may be required to issue in connection with a financing transaction completed by the Company in April 2008, including any shares of Common Stock issuable as a result of the anti-dilution provision of the warrants,

4.	Consider and vote upon a shareholder proposal entitled “Separate The Roles of CEO and Chairman,” and

5.	Transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 25, 2008 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

Your vote is important. Regardless of whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, by telephone or by mailing the enclosed proxy card in the envelope provided. Please review the voting instructions in the Proxy Statement for further voting information.

By Order of the Board,

Sincerely,

THOMAS D. CARNEY
Secretary

Ann Arbor, Michigan
April 25, 2008

BORDERS GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 22, 2008

PROXY STATEMENT

General Information Regarding the Annual Meeting

This Proxy Statement is furnished to the shareholders of Borders Group, Inc., a Michigan corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held at 11:30 a.m. local time on Thursday, May 22, 2008 at The Ritz Carlton, 300 Town Center Drive, Fairlane Plaza, Dearborn, MI 48126 and at any and all adjournments or postponements thereof. At the Annual Meeting, the shareholders of the Company are being asked to consider and vote upon (i) the election of eleven(11) directors, each to serve until the 2009 Annual Meeting of Shareholders or until a successor is elected and qualified, (ii) a proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008, (iii) a proposal to approve the issuance of shares of the Company’s common stock (“Common Stock”) upon the exercise of warrants granted in connection with a financing transaction completed by the Company in April 2008, and (iv) a shareholder proposal entitled “Separate The Roles Of CEO and Chairman.”

This Proxy Statement is being made available to shareholders of the Company on or about April 25, 2008.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting

This proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 are available at www.bordersgroupinc.com under “Investors.”

VOTING RIGHTS AND PROCEDURES

General Voting Information

Only holders of record of the Company’s Common Stock at the close of business on March 25, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 58,794,224 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in such shareholder’s name on the Record Date on any matter submitted to a vote of shareholders at the Annual Meeting.

The election of the eleven(11) directors will require the affirmative vote of a majority of the votes cast with respect to the director by the holders of Common Stock who are present in person or represented by proxy and entitled to vote at the Annual Meeting. For purposes of the voting, a majority of the votes cast means that the number of shares voted ‘‘for’’ a nominee exceeds the shares voted “against” or “withheld” with respect to the nominee.

Any incumbent director who fails to receive the affirmative vote of the majority of the votes cast must tender his or her resignation to the Board of Directors promptly following certification of the shareholder vote. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken, and the Board will promptly act upon such recommendation.

The approval of each of the other three proposals to be considered at the Annual Meeting will require the affirmative vote of a majority of the votes cast on the proposal by holders of Common Stock who are present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. In accordance with the shareholder approval rules of the New York Stock Exchange, Proposal 3 will not be deemed to have been approved by the Company’s shareholders unless the total number of votes cast on this proposal represents more than 50% of the number of shares of Common Stock outstanding on the Record Date.

All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. However, they will not be deemed to be votes cast for purposes of tabulating the vote on all matters brought before the meeting and thus will be disregarded in tabulating the vote. Under applicable Michigan law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting.

Voting by Shareholders of Record and Beneficial Owners

Shareholders whose shares are registered directly with the Company’s transfer agent are considered, with respect to those shares, to be the shareholder of record. Shareholders of record have the right to submit a proxy directly to the Company or to vote in person at the Annual Meeting.

Shareholders whose shares are held in a brokerage account, through an employee benefit plan or by another nominee, are considered the beneficial owners of shares held in “street name.” Beneficial owners have the right to direct their broker, trustee or nominee as to how to vote and also are invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, he or she may not vote these shares in person at the Annual Meeting without a proxy from the broker, trustee or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting. The broker, trustee or nominee of each beneficial owner provides voting instructions for use in directing the broker, trustee or nominee how to vote these shares.

Methods for Submitting Proxies or Voting Instructions

The following methods are available to vote by proxy or to submit voting instructions to brokers, trustees or nominees:

By Mail — Record holders may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

By Internet — Record holders with Internet access may submit proxies by following the Internet voting instructions on their proxy cards. Most beneficial owners may vote by accessing the Web site specified on the voting instruction cards provided by their brokers, trustee or nominees.

By Telephone — Record holders may submit proxies by following the telephone voting instructions on their proxy cards. Most beneficial owners may vote by telephone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees.

Revocation of Proxies or Voting Instructions

Shareholders may change their vote at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary of the Company prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee or nominee. Alternatively, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, he or she can do so by attending the meeting and voting in person.

Voting of Proxies

Shares of Common Stock represented by proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all proxies received by them FOR the election of the Board of Directors’ nominees as directors, FOR the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008, FOR the approval of the issuance of shares of the Company’s Common Stock upon the exercise of warrants granted in connection with a financing transaction completed by the Company in April 2008 and AGAINST the shareholder proposal entitled “Separate the Roles of CEO and Chairman.”

No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. For information with respect to advance notice requirements applicable to shareholders who wish to propose any matter for consideration or nominate any person for election as a director at the 2009 Annual Meeting, see “Proposals of Shareholders” on page 36.

Other Information

The Company is making this solicitation. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation.

The principal executive offices of the Company are located at 100 Phoenix Drive, Ann Arbor, Michigan, 48108, and its telephone number is (734) 477-1100.

PROPOSAL 1

ELECTION OF DIRECTORS

Eleven directors will be elected at the Annual Meeting to serve until the 2009 Annual Meeting of Shareholders or until a successor is elected and qualified. Each of the nominees of the Company has committed to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, is and will be able to serve if so elected. In the event that any of the nominees listed below should be unavailable to stand for election at the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of any nominee unable to serve.

Set forth below is a brief biography of each of the Company’s nominees for election as a Director.

Michael G. Archbold, age 48. Mr. Archbold is the Executive Vice President, Chief Operating Officer and Chief Financial Officer of The Vitamin Shoppe, a specialty retailer and direct marketer of nutritional products. He joined the Vitamin Shoppe in his current position in 2007. He previously served as Executive Vice President, Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 through 2007. Mr. Archbold was with AutoZone from 2002 to 2005, where he served as Executive Vice President and Chief Financial Officer. From 1996 to 2002, he was Vice President and Chief Financial Officer of the Booksellers Division of Barnes & Noble, Inc., and prior to that was with Woolworth Corporation (now Foot Locker, Inc.), where he served in a series of financial management positions. Mr. Archbold has served as a director of the Company since December 2007.

Donald G. Campbell, age 56. Mr. Campbell is Vice Chairman of The TJX Companies, Inc., a global off-price retailer of apparel and home fashions, and is responsible for TJX’s corporate/administrative functions and business development efforts. He joined TJX in 1973 and has held a series of increasingly responsible management positions prior to assuming his current position in September 2006. His prior positions included Chief Financial Officer, Senior Vice President and Executive Vice President, as well as, from 2004 until September 2006, Senior Executive Vice President, Chief Administrative and Business Development Officer with responsibility for TJX’s worldwide systems, new business development and human resource activities. He has served as a director of the Company since July 2005.

Joel J. Cohen, age 70. Mr. Cohen has served as Chairman and co-Chief Executive Officer of Sagent Advisors, Inc., a financial advisory firm, since September 2003. Mr. Cohen served as the non-executive Chairman of the Board of The Chubb Corporation, a major property and casualty insurance holding company, from December 2002 until December 2003 and currently serves as lead director of that company. Mr. Cohen was Managing Director and co-head of Global Mergers and Acquisitions at Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), a leading investment and merchant bank that was acquired by Credit Suisse, until November 2000. He had been associated with DLJ since October  1989. He had previously served as General Counsel to the Presidential Task Force on Market Mechanisms and as a partner of Davis Polk and Wardwell, attorneys. Mr. Cohen became a director of the Company in March 2001, and also serves as a director of Maersk, Inc., which engages in shipping and related businesses in the United States and Canada.

George L. Jones, age 57. Mr. Jones has served as President, Chief Executive Officer and a Director of the Company since July 2006. Prior to joining the Company, Mr. Jones had extensive retail experience, including serving as President and Chief Executive Officer of the Saks Department Store Group, a division of Saks Incorporated, from March 2001 through September 2005. Prior to joining Saks, Mr. Jones was President, Worldwide Licensing and Retail, for Warner Bros., where in addition to his core responsibilities, he oversaw Warner Bros. Worldwide Publishing, Kids WB Music, Warner Bros. Interactive Entertainment, WB Sports and Warner Bros. Studio Stores. His background also includes key merchandising and operations positions at Target Corporation, including Executive Vice President-Store Operations and Senior Vice President, Merchandising.

Amy B. Lane, age 55. Ms. Lane was Managing Director, Investment Banking Group, of Merrill Lynch from 1997 until her retirement in February 2002. From 1989 through 1996, Ms. Lane served as a Managing Director, Corporate Finance, of Salomon Brothers in New York. Ms. Lane served as a director of the Company from August 1995 until March 1999, and was again appointed a director in October 2001. Ms. Lane is also a director of The TJX Companies, Inc., a global off-price retailer of apparel and home fashions.

Brian T. Light, age 44. Mr. Light is Executive Vice President and Chief Information Officer for Staples, Inc., an office products company. In his current position, which he has served in since November 2005, he leads the Information Systems function supporting Staples corporate, U.S. retail and North American delivery operations. He also served as Executive Vice President/Senior Vice President and CIO for Staples from 1998 to 2002. From 2002 to 2005, Mr. Light served as Executive Vice President, Business Delivery for Staples. In this position, he led the public catalog and e-commerce business for Staples in the U.S. and Canada. He also led Staples’ New Business Development organization, identifying growth vehicles and partnership opportunities. Before joining Staples, Mr. Light was employed from 1986 through 1998 by Accenture, most recently as an Associate Partner with specialization in the consumer packaged goods industry. He has served as a director of the Company since July 2005.

Victor L. Lund, age 60. Mr. Lund has served as the non-executive Chairman of the Board of DemandTec, a provider of merchandising, sales and marketing software for retailers and consumer demand management solutions, since December 2006. Mr. Lund also served as the non-executive Chairman of the Board of Mariner Health Care, Inc., a nursing home operator, from May 2002 until December 2004. Mr. Lund was Vice Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board of American Stores Company from June 1995 until its acquisition by Albertson’s in June 1999, and as Chief Executive Officer of American Stores Company from August 1992 until June 1999. He was President of American Stores Company from August 1992 until June 1995. Mr. Lund has served as a director of the Company since July 1997, and also serves as a director of the following publicly-held companies: DemandTec; Service Corporation International, a provider of funeral, cremation and cemetery services; Teradata, a leading provider of enterprise analytic technologies; Delta Airlines; and Del Monte Foods Company, a food producer, distributor and marketer.

Richard “Mick” McGuire, age 31. Mr. McGuire is a partner of Pershing Square Capital Management, L.P. He is one of five senior professionals responsible for managing approximately $6 billion in investor capital, a role that includes evaluating, initiating and monitoring investments across a wide range of industries including, among others, retail, consumer, business services and financial services. Prior to joining Pershing Square in 2005, Mr. McGuire held positions at private equity funds J.H. Whitney & Co., and Stonington Partners, Inc. Mr. McGuire holds a masters degree in business administration (MBA) from Harvard Business School and a bachelors degree from Princeton University. He has served as a director of the Company since January 2008.

Dr. Edna Medford, age 56. Dr. Medford is an Associate Professor of History and former Director of the Graduate Program in History at Howard University. She has served as a director of the Company since September 1998.

Lawrence I. Pollock, age 60. Mr. Pollock has served as the non-executive Chairman of the Board of Directors of the Company since July 2006 and as Managing Partner of Lucky Stars Partners LLC, an investment firm, since October 2004. Mr. Pollock served as President of Cole National Corporation, which operates retail vision and gift stores, from January 2000 and as Chief Executive Officer from June 2003 until the company was sold to Luxottica Group SpA in October 2004. From September 1998 until June 1999, Mr. Pollock served as President and Chief Executive Officer of HomePlace, Inc., a chain of home furnishings and housewares superstores, which he joined in January 1997 as Executive Vice President and Chief Operating Officer. From 1994 until 1996, he served as the President, Chief Operating Officer and a director of Zale Corporation, a jewelry retailer. Mr. Pollock has served as a director of the Company since August 1995.

Michael Weiss, age 66. Mr. Weiss is the Chief Executive Officer of Express, a fashion apparel retailer. He was President and Chief Executive Officer of Express from 1997 to 2004, during which it was a subsidiary of Limited Brands, Inc., and rejoined Express in 2007 upon the sale by Limited Brands, Inc. of a majority stake in Express. Mr. Weiss joined Limited in 1981 as merchandise manager for Express and rose to the position of President of Express, serving in that capacity from 1982 to 1993. He was named Vice Chairman of Limited in 1993, and served in that post until 1997. Mr. Weiss returned to Express in January 1997, serving as President and Chief Executive Officer until his retirement in 2004. He has served as a director of the Company since July 2005. Mr. Weiss also serves as a director of Payless ShoeSource, Inc., a specialty family footwear retailer, and Pacific Sunware of California, Inc., a specialty retailer of casual apparel, accessories and footwear for active teens and young adults, as well as a director and Non-Executive Chairman of Chico’s FAS, Inc., a retailer of women’s clothing, complimentary accessories and other non-clothing gift items.

The Board of Directors recommends that the shareholders vote “FOR” the Company’s nominees as directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independent Directors

The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Jones and Mr. Archbold, are independent. In making the determination that a director is independent, the Board determines that the individual:

•	satisfies the requirements for independence adopted by the New York Stock Exchange, and

•	if an audit committee member, satisfies the independence requirements for Audit Committees under Rule 10A-3 promulgated under the Securities Exchange Act of 1934.

In addition, the Board reviews any relationships of a director that would require disclosure in the Company’s Proxy Statement under Item 404 of Regulation S-K of the Securities and Exchange Commission. In general, that item requires disclosure of any direct or indirect interest that a director may have in any transaction with the Company that exceeds $120,000. Any director who is a party to any such transaction, or whose immediate family member is a party to any such transaction, shall be deemed to have a material relationship with the Company and thus not be independent unless either:

•	the transaction or relationship is of a nature covered by the New York Stock Exchange or Securities and Exchange Commission independence requirements but does not meet the thresholds contained in such provisions, or

•	the Board determines, after reviewing the nature of the transaction or relationship and amount involved, that the director’s ability to act in a fair and impartial manner will not be affected thereby.

The specific criteria used by the Board in determining the independence of directors are set forth under the caption “Board Size and Independence” in the Company’s Corporate Governance Guidelines, which are available on the Company’s Web site. See “Corporate Governance” on page 7.

Mr. Archbold does not meet the independence requirements of the New York Stock Exchange because his sister-in-law is employed in an audit capacity by Ernst & Young. She does not participate in the audit of the Company.

Board of Directors Meetings and Committees

During the fiscal year ended February 2, 2008, the Board of Directors held five regularly scheduled meetings and ten additional telephonic meetings to discuss specific topics. The Board of Directors has also established standing Audit, Compensation and Nominating and Corporate Governance Committees. The membership and functions of the committees of the Board of Directors are as follows:

The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm for the Company, including the resolution of any disagreements between the Company and the auditors regarding financial reporting. The Committee also reviews and makes recommendations regarding the annual audit of the Company’s financial statements and the Company’s internal controls, accounting practices and policies. The Audit Committee held four regular meetings during the fiscal year ended February 2, 2008. In addition, the Committee reviewed and telephonically discussed with management each of the Company’s sales and earnings releases, as well as its quarterly and annual reports to the Securities and Exchange Commission.

The current members of the Audit Committee are Mr. Campbell, Ms. Lane, Mr. Light and Mr. Pollock. The Board of Directors has determined that each of the members of the Audit Committee is independent, that all of the members of the Audit Committee meet the requirement of the New York Stock Exchange rules that each member be financially literate, and that Mr. Campbell and Ms. Lane meet the requirement of the New York Stock Exchange rules that at least one member of the Audit Committee have accounting or related financial management expertise. The Board of Directors has further determined that Mr. Campbell and Ms. Lane are “audit committee financial experts” within the meaning of the rules promulgated by the Securities and Exchange Commission.

The Compensation Committee was established for the purpose of reviewing and approving the nature and amount of compensation for executive officers of the Company. The Compensation Committee also administers certain of the Company’s employee benefit plans. Seven meetings of the Compensation Committee were held during the fiscal year ended February 2, 2008. The current members of the Compensation Committee are Mr. Cohen, Mr. Lund, Dr. Medford and Mr. Weiss, all of whom are independent.

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size, composition and compensation of the Board and the Committees of the Board. The Committee also makes recommendations to the Board regarding corporate governance matters and practices, including formulating and periodically reviewing the Corporate Governance Guidelines that have been adopted by the Board.

Under the Company’s Policy and Procedures regarding Related Party Transactions, the Nominating and Corporate Governance Committee also is responsible for reviewing and approving any related party transactions. Related party transactions generally are transactions in excess of $120,000 in which any executive officer or director has a direct or indirect material interest. The Company’s Policy discourages such transactions but recognizes that, in certain limited circumstances, it may be advantageous for the Company to engage in a related party transaction. Any director or executive officer desiring to enter into such a transaction must submit relevant information to the General Counsel of the Company, who then forwards the information to the Committee for consideration. Each director and executive officer also is required to respond to an annual questionnaire covering related party transactions.

The Company was not a party to any related party transactions during fiscal 2007. As described in “Proposal 3 — Approval of Issuance of Common Stock Upon Exercise of Warrants” beginning on page 28, in April 2008 the Company completed a financing transaction with affiliates of Pershing Square Capital Management, L.P. (together with its affiliates, “Pershing Square”). Pershing Square is the Company’s largest shareholder and a partner of Pershing Square serves as a director of the Company. The financing transaction was unanimously approved by the disinterested members of the Company’s Board of Directors, including each of the members of the Nominating and Corporate Governance Committee, after a full review by the Board and its financial and legal advisors of the financing transaction and potential alternative transactions.

The Nominating and Corporate Governance Committee met seven times during the fiscal year ended February 2, 2008. The current members of the Nominating and Corporate Governance Committee are Mr. Cohen, Ms. Lane, Mr. Campbell and Mr. Pollock, all of whom are independent.

Each director attended at least 75% of the meetings of the Board and the Committees on which he or she served during the fiscal year ended February 2, 2008.

Corporate Governance

The Board of Directors has adopted written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These charters, as well as the Company’s Corporate Governance Guidelines and its Policies with Respect to Poison Pills, Executive Severance Payments and Related Party Transactions, are available on the Company’s Web site at www.bordersgroupinc.com/Investors/Corporate Governance.

The Company has adopted a Business Conduct Policy and a Code of Ethics Relating to Financial Reporting that apply to the principal executive, financial and accounting officers of the Company, among others. These documents are available on the Company’s Web site at the Internet address set forth above. The Company will disclose on its Web site any amendments to the Business Conduct Policy or the Code of Ethics Relating to Financial Reporting and any waiver of such policies applicable to any executive officer.

Printed copies of any of the documents available on the Company’s Web site will be provided to any shareholder without charge upon written request to Anne Roman, Investor Relations, Borders Group, Inc., 100 Phoenix Drive, Ann Arbor, Michigan 48108-2202.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee nor any former member during fiscal 2007 is a former officer or employee of the Company or its subsidiaries or has any relationship with the Company requiring disclosure in accordance with the applicable rules of the Securities and Exchange Commission relating to compensation committee interlocks and insider participation.

Meetings of Non-Management Directors

The non-management directors of the Company meet in executive session at each of the regularly scheduled Board meetings and have an additional meeting of only the non-management directors. Mr. Pollock, the Chairman of the Board, presides over such meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and 10% beneficial owners to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended February 2, 2008 and written representations that no other reports were required, all officers and directors of the Company complied with the Section 16(a) filing requirements.

Nomination of Directors

In recommending nominees to serve as directors of the Company, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering individuals to serve as directors, the Committee will apply the same criteria to candidates recommended by shareholders as it applies to other candidates. The criteria to be used by the Committee in considering candidates to serve as directors are provided for in the Charter of the Committee and include: (i) a review of the background and skills of the candidate, with the objective of having a Board of Directors comprised of outstanding individuals with diverse backgrounds and expertise; (ii) a review of the other directorships and commitments of the individual to make certain that he or she will have adequate time to devote to the affairs of the Company; and (iii) a consideration by the Committee of the importance of having at least one independent director with significant experience and expertise in retailing and at least one independent director with significant experience and expertise in finance.

Any shareholder who desires to recommend to the Nominating and Corporate Governance Committee a candidate to serve as a director of the Company should adhere to the procedures described under “Communications with the Board of Directors” in this Proxy Statement. If the shareholder desires to have such candidate considered by the Committee for inclusion in the Company’s Proxy Statement for the 2009 Annual Meeting, background information with respect to the candidate should be submitted to the Board prior to December 31, 2008.

Mr. Archbold and Mr. McGuire were recommended by a shareholder to serve on the Board. The Nominating and Corporate Governance Committee did not utilize a search firm in connection with their appointment to the Board.

Communications with the Board of Directors

The Board of Directors of the Company has established procedures for individuals to communicate with the Board as a whole, with the non-management directors as a group or with individual Board members. Communications to the Board as a whole should be addressed as follows: “Board of Directors of Borders Group, Inc., c/o Corporate Secretary.” Communications to the Chairman of the Board or to the non-management directors as a group should be addressed as follows: “Chairman of the Board of Directors of Borders Group, Inc., c/o Corporate Secretary.” Communications to an individual Board member should be addressed to the individual Board member, c/o Corporate Secretary. The Secretary of the Company will review the correspondence and, subject to the following sentence, will forward it to the Board member or members to whom it was addressed. The correspondence will not be forwarded if the non-management directors instruct the Secretary not to forward correspondence covering the applicable subject matter. Correspondence that is not forwarded pursuant to the instructions of the non-management directors will be made available to any non-management director who wishes to review it. All correspondence should be mailed to the Company’s principal office at 100 Phoenix Drive, Ann Arbor, MI 48108.

Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company’s proxy statement or intended to be brought before shareholders meeting in compliance with the Company’s bylaws are subject to specific notice and other requirements referred to under “Proposals of Shareholders” on page 36. The communications process for shareholders described above does not modify or relieve any requirements for shareholder proposals intended to be presented at a meeting of shareholders.

Board Attendance at the Annual Meeting

The Company encourages Board members to attend the Annual Meeting of Shareholders, and schedules a Board meeting on the same day as the Annual Meeting to facilitate such attendance. All of the directors attended the 2007 Annual Meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Joel Cohen, Chairman
Victor Lund
Edna Medford
Michael Weiss

COMPENSATION DISCUSSION AND ANALYSIS

General Goals and Objectives

The goal of the Company’s compensation program for executive officers is to establish and maintain compensation policies and practices that will enable the Company to attract, retain, and motivate outstanding executive officers who will drive superior operating performance.

The Company’s compensation philosophy is to align each executive officer’s compensation with the Company’s business objectives in order to provide value for shareholders. Consistent with this philosophy, the Company has established a compensation program comprised of base salary and short- and long-term incentive opportunities. In combination, these components are intended to generate below-market compensation in the event of poor operating performance and above-market compensation in the event of superior performance. As additional steps to align the interests of the executive officers with those of shareholders, the Company encourages stock ownership by executive officers and limits the elements of compensation that are not performance based. For example, the Company does not provide defined benefit pension or supplemental retirement plans and limits the perquisites provided to executive officers.

Benchmarking

In order to determine the external competitiveness of the compensation program, the Company benchmarks total compensation levels for executive officers to compensation paid to executives at other companies. The “market” rate for salaries provided by comparable retailers is determined from information gathered from published surveys and compensation information that is publicly reported by a select group of 19 other retail companies (the “Peer Group Companies”). The Peer Group Companies, which may change from time to time, consist primarily of retail companies with revenues comparable to the Company or with whom the Company believes it competes for management talent. Currently, the Peer Group Companies are: Abercrombie & Fitch Co.; Advance Auto Parts, Inc.; AutoZone, Inc.; Barnes &

Noble, Inc.; Bed, Bath & Beyond, Inc.; Dick’s Sporting Goods; Foot Locker, Inc.; Jo-Ann Stores Inc.; Kohl’s Corp.; Limited Brands, Inc.; Payless Shoe Source, Inc.; PetSmart, Inc.; Pier 1 Imports, Inc.; Radio Shack, Corp.; Ross Stores; Staples, Inc.; The TJX Companies, Inc.; Trans World Entertainment Corp.; and Williams-Sonoma, Inc.

The Compensation Committee uses the compensation information from the Peer Group Companies as data points in determining the forms and levels of executive compensation, but does not target its compensation levels to be within a specific range of the levels of the Peer Group Companies.

Procedures relating to the Company’s Executive Compensation Program

The elements of the Company’s compensation program, as well as individual determinations of salary, bonus and long-term incentive awards, involve the interaction of the Compensation Committee, Frederic W. Cook & Co., the compensation-consulting firm that assists the Committee, and the Company’s Executive Vice President of Human Resources.

Generally, the Executive Vice President of Human Resources coordinates the gathering of the compensation levels of Peer Group Companies and other information relevant to the Company’s compensation programs. Included in this information is the equity stake that each executive officer has in the Company and the extent to which the officer has an incentive to remain with the Company, taking into account factors such as the future vesting of long-term awards and the likelihood that applicable performance targets will be achieved. This information generally is discussed with the Committee at meetings held in September and December of each year, in preparation for the actual determinations of salary and incentives, which occurs in March of each year. Based upon input from the Committee and the Chief Executive Officer, the Executive Vice President of Human Resources presents to the Committee at its March meeting proposed salaries and incentive compensation awards for executive officers on an individual-by-individual basis. The Committee discusses the proposals and makes its determinations. In performing its role, the Committee periodically receives input from Frederic W. Cook & Co., particularly with respect to the types of awards to be made under the Company’s long-term incentive program.

Equity awards approved by the Committee are made as of a date determined by the Committee, and are based on the fair market value of the Company’s shares as of that date. Pursuant to procedures made effective in 2007, annual grants and awards approved at the March meeting of the Compensation Committee are generally made effective as of the first business day of April.

Fair market value is defined as the closing price of a share of the Company’s stock on the New York Stock Exchange on the day prior to the effective date of the grant or award or, if the stock is not traded on such date, the closing price on the first day prior thereto on which the stock was traded. The Company uses this definition, rather than the closing price on the effective date of grant or award, because: (i) all equity plans approved by shareholders since the Company became a public company in 1995 have included this definition, and (ii) the consistent use of this definition has been beneficial for purposes of plan communications and employee understanding.

The Compensation Committee also approves the performance targets under the Company’s annual and, if applicable, long-term incentive plans. Except with respect to certain awards subject to Section 162(m) of the Internal Revenue Code, which relates to compensation in excess of $1 million, the Committee has the discretion to interpret and change the performance criteria. The Committee has used such discretion primarily to adjust awards as appropriate to take into account events or factors that were not anticipated at the time that the applicable performance standards were established.

The Committee is not authorized to delegate any of its responsibilities with respect to any aspect of awards made to executive officers. Pursuant to the Long-Term Incentive Plan, the Committee has delegated to the Chief Executive Officer and the Executive Vice-President of Human Resources the right to make awards under the Plan to non-executive officers. All awards made pursuant to such delegated authority are reviewed at the next meeting of the Committee.

2007 Compensation Issues and Actions

In structuring compensation for 2007, the Committee took into account the fact that most executive officers of the Company had received minimal or no bonus for the last three years, and that the previously granted long-term incentive awards in the form of performance-based restricted share units are unlikely to be earned. Although lower than market compensation for periods in which the Company does not meet specified performance objectives is consistent with the Company’s compensation philosophy, the Company’s below-market compensation levels in recent years have impacted its ability to attract new executives and to retain executives that it desires to keep.

The Committee has considered the foregoing issues and has taken the following specific steps to address them:

•	reviewed salary levels for Peer Group Companies and made adjustments to the salary levels of the Company’s executive officers where appropriate.

•	provided signing incentives and guaranteed a portion of the first year bonus for certain newly hired executives, including Kenneth H. Armstrong, the Company’s Executive Vice President of U.S. Stores, and Robert P. Gruen, the Executive Vice President of Merchandising and Marketing of the Company.

•	based a portion of the bonus opportunity under the Company’s Annual Incentive Bonus Plan (the “Bonus Plan”) for officers below the executive vice president level on individual, rather than Company, performance goals.

•	changed the form of long-term incentive compensation so that, for most executives, approximately one-half of his or her award was in the form of time-based restricted shares (without performance targets), with the balance of the awards being in the form of non-statutory options.

•	changed its policy regarding employment agreements with executives to encourage fixed-term commitments by both the Company and the executive, where appropriate.

•	made a special non-statutory stock option grant to all named executive officers, other than Mr. Jones, in November of 2007.

For 2007, the Committee also established a special incentive program for seven individuals whom the Committee believes have the greatest potential impact on driving domestic sales and earnings before interest and taxes (“EBIT”) growth. Among the participants in the program were Mr. Jones, Mr. Gruen and Mr. Armstrong. Under the program, participants were eligible to receive special awards under the Company’s 2004 Long-Term Incentive Plan if the Company achieved fiscal 2007 EBIT that exceeded the amount required for the payment of maximum bonuses under the Bonus Plan. No amounts were earned under this program, as actual results did not meet the targeted levels.

Allocation of the Components of Compensation

Because the Committee believes that the senior level executives are primarily responsible for decisions impacting the long-term results of the Company, long-term compensation is greater in proportion to base salary at higher levels of responsibility. The following table sets forth the approximate allocation of the components of compensation, as a percentage of total compensation, for the Company’s executive officer positions:

	Base	Annual	Long-Term
	Salary	Bonus	Incentive

President and CEO	30%	20%	50%
Executive Vice President	40%	30%	30%
Senior Vice President	50%	25%	25%

Following is a brief discussion of each of the principal components of the compensation of executive officers.

Base Salary

The Committee approves pay ranges for executive officers based primarily upon survey information and proxy data relating to Peer Group Companies. Where the base salary of an officer falls within the relevant range is based upon a number of factors, including the officer’s prior relevant experience, individual performance, scope of responsibilities and contribution to the Company’s financial goals and strategic initiatives.

Annual Cash Incentives

Under the Bonus Plan, executive officers are eligible to receive cash awards based upon the attainment of annual performance goals. Generally, incentive bonus opportunities are expressed as a dollar amount based upon a percentage of each executive’s base salary. The performance criteria for executive officers at the executive vice president level and above are based solely upon the Company’s attainment of specified levels of performance, except that a portion of the bonuses of Mr. Armstrong and Mr. Gruen were guaranteed as an incentive for them to join the Company in 2007. At the senior vice president level, 25% of the officer’s bonus eligibility was based upon individual performance.

The terms “threshold,” “target” and “maximum” are used to define the continuum of acceptable performance by the Company for purposes of the Bonus Plan. The levels are established by the Committee, and provide a scale for awards tied to performance. In establishing performance levels, the Committee takes into account the Company’s results for the prior year and its planned performance for the current year. “Threshold” is the minimum level of acceptable performance. The Bonus Plan requires that the Committee establish a threshold level of performance for financial measures, below which no bonus tied to financial goals would be paid under the Plan. “Target” is the intended and expected level of performance. “Maximum” is performance that exceeds expectations, a “stretch” goal, but sets a ceiling on bonus potential. The Bonus Plan award at “target” for each executive is determined and benchmarked with reference to bonus levels of Peer Group Companies.

The following table sets forth the threshold, target and maximum bonus opportunities, as a percentage of salary, for positions above the senior vice president level:

	Threshold	Target	Maximum

President and CEO	20%	80%	160%
Executive Vice President	20%	80%	160%

Company-based performance goals for executive officers for fiscal 2007 were based upon the attainment of earnings before interest and taxes measurements. The Company considers the specific goals to be confidential information that is not material to investors and does not disclose them. As is evident from the fact that threshold levels have not been met in any of the last three years, the goals are intended to be meaningful and the achievement of them uncertain. Since the Company’s performance for 2007 was below the threshold level, Mr. Jones and Mr. Wilhelm did not receive any bonuses and Mr. Gruen and Mr. Armstrong received only the guaranteed portion of their bonuses.

The following table sets forth the bonus opportunity, as a percentage of salary, for senior vice presidents, reflecting the fact that 75% of the bonus opportunity is based upon the Company’s performance (for which the performance goals are the same as for other executive officers), and 25% is based upon the individual’s performance:

	Company Performance			Individual Performance
				Meets	Exceeds	Far Exceeds
	Threshold	Target	Maximum	Expectations	Expectations	Expectations

Senior Vice President	11.25%	45%	90%	7.5%	15%	30%

Mr. Smith’s bonus for 2007 was based on his individual performance rating, which was a combination of performance relative to specific individual goals and his competency ratings. His goals related primarily to his role in identifying, transitioning, developing and retaining executives in leadership roles with the

Company, supporting the Company’s strategic focus with the required talent and training and improving the engagement of employees throughout the Company to enable the execution of the strategic plan.

Long Term Incentives

The Compensation Committee administers the Borders Group, Inc. 2004 Long-Term Incentive Plan. The goal of the Long-Term Incentive Plan is to retain key leadership and drive long-term performance. The value of awards in the Plan is generally based upon a targeted percentage of base salary, and is benchmarked against the long-term incentive awards of Peer Group Companies.

Prior to 2007, annual awards under the Plan were primarily in the form of restricted stock units, which vest over a period of not less than three years if the Company achieves specified earnings per share growth targets. Based upon performance to date, it is unlikely that these awards will be earned.

For 2007, annual awards under the Plan for officers, other than Mr. Jones, consisted of two components, restricted shares that have vesting tied to service and non-statutory stock options, with each component intended to reflect one-half of the targeted value of the total long-term award. Mr. Jones received his entire annual award for 2007 in the form of stock options to align all of the value of his award with an increase in the value of the Company’s shares. The restricted shares have a three-year restriction and the stock options vest in thirds commencing on the first anniversary of the date of grant. The actual number of restricted shares and options allocated to an executive officer was determined by dividing the designated amount of the officer’s salary for the year by the fair market value of the restricted shares (without reduction for the restrictions) and the Black-Scholes value of the options respectively. The following illustrates how the number of restricted shares and options awarded to an executive officer are determined, assuming an $11 share price and a Black-Scholes value of $2.1005 per option:

Position	Executive Vice President

Award as a Percentage of salary	80%
Salary	$300,000
Award	$240,000 ($300,000 x 80)%
Restricted shares	10,909 shares ($240,000 x .5)
$11.00
Options	57,129 ($240,000 x .5)
$2.1005

In addition to annual grants, occasionally special grants are made under the Long-Term Incentive Plan. These usually take the form of restricted shares, restricted share units or options. The reasons for these types of awards include:

•	new hire stock purchase opportunities and other incentives. Newly hired executive officers are generally given the opportunity to purchase up to $1 million of Company stock at a twenty-percent discount from the then fair market value, and to receive an option at fair market value for each share, up to 50,000, purchased by the executive. These purchase opportunities, as other incentives granted to newly hired executives, are intended to make the total compensation package offered to a new hire more attractive and to immediately give the executive an ownership stake in the Company.

•	special grants to (i) keep key executives focused and driving toward results during periods of transition or intense change and (ii) retain and motivate key employees. For example, based in part upon the recommendation of Mr. Jones, the Committee made a special non-statutory stock option grant to all named executive officers, other than Mr. Jones, in November of 2007 as a motivation and retention tool.

Executive Stock Ownership Guidelines

The Company believes that it is important for its executive officers to maintain stock ownership so that decision making is aligned with the overall interests of shareholders. With that intention, the Board of Directors has adopted Executive Stock Ownership Guidelines and established procedures, including the required utilization of at least 20% of an executive officer’s annual bonus to purchase restricted shares, to encourage such ownership. The guidelines are as follows:

		Actual Ownership as
Executive Officer Position	Ownership Guideline	of the Record Date

George L. Jones	130,000 shares	171,184
Kenneth H. Armstrong	30,000 shares	12,793
Robert P. Gruen	30,000 shares	37,564
Edward W. Wilhelm	30,000 shares	95,153
Daniel T. Smith	20,000 shares	24,317

Perquisites

The Company’s executive compensation programs offer few perquisites or benefits that are not offered to all employees. This has remained constant throughout the Company’s history. The current perquisites for executive officers include financial planning services, an annual medical exam and a long-term disability program.

Policy With Respect To Employment And Severance Agreements

Historically, the Company has not entered into fixed-term employment agreements with any executive other than the chief executive officer. It has, however, entered into agreements with each executive officer of the Company that provides for severance to the officer in the event that his or her employment is terminated by the Company without cause.

The principal purpose of these agreements is to enhance the Company’s ability to attract executives by providing interim assistance to them in the event that the executive’s employment is terminated without cause. Consistent with that purpose, in the event of a change of control, payments are made only if the executive’s employment is actually terminated without cause and are not triggered solely by the change of control itself. Information concerning the employment and severance agreements with executive officers, including a description of recently approved changes to the agreements relating to termination for good reason and other provisions, is included in the footnotes to the Summary Compensation Table on pages 16-17, and under the caption “Potential Payments upon Termination or Change-of-Control” on pages 20-22.

During 2007, the Company changed its policy regarding employment agreements on a going-forward basis. As part of an effort to retain key executives, the Company has selectively begun entering into fixed term employment agreements, generally with a two-year term, with newly hired or promoted executives. The new form of agreement includes non-competition provisions as well as severance provisions generally similar to those described above. The rationale underlying the new form of agreement is that, by having both the Company and the individual commit to a fixed term of employment, the ability of the Company to retain executives is enhanced. The non-competition provisions are intended to prohibit key employees from leaving the Company to accept employment with a competitor.

All of the current executive officers of the Company were hired prior to the change in policy and thus, with the exception of Mr. Jones, do not have fixed term agreements. However, during 2007, all of the executive officers, with the exception of Mr. Jones, executed non-competition agreements. Mr. Jones’ employment agreement, which was executed when he began employment in 2006, includes non-compete language.

Tax And Accounting Considerations

The Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which places a limitation on tax deductions for publicly held corporations for individual compensation to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company generally attempts to structure its compensation programs in such a manner that payments and awards are deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Beginning in 2006, the Company began accounting for stock-based payments and awards, including stock options, restricted shares and restricted share units, in accordance with the requirements of FASB Statement 123(R).

2008 Compensation Issues and Actions

In structuring compensation for 2008, the Committee has taken into account the decision announced by the Company in March 2008 to launch a strategic alternative review process involving consideration of a wide range of alternatives, including a possible sale of the Company and/or certain divisions for the purpose of maximizing shareholder value. The Committee believes that to achieve the best outcome from this strategic review process, it is important to motivate and retain key employees of the Company during the review process and the Company’s implementation of any resulting transaction.

The Committee has considered the foregoing issues and has taken the following specific steps to address them:

•	based the performance goals under the Bonus Plan on the Company’s attainment of specified levels of net income before non-recurring items.

•	doubled the award levels for certain key executives under the Bonus Plan in the event of performance at the target level or above. Additionally, in order to encourage the retention of these key executives, each executive is guaranteed that in the event performance is below target, the executive will still receive a bonus that is no lower than the target bonus under the Bonus Plan (in addition to any bonus amount actually earned based on performance). Payment of the additional bonus amount is conditioned upon continued employment with the Company through the date upon which fiscal 2008 bonuses are paid.

•	granted 461,148 restricted shares to Mr. Jones that will vest in April 2011, subject to Mr. Jones’ continued service through that date and the satisfaction of certain performance criteria related to stock price.

•	granted stock options to acquire 200,000 shares of Common Stock to Mr. Jones that will vest in thirds on each anniversary, subject to Mr. Jones’ continued service through those dates.

•	granted a total of 260,307 restricted shares to the other executive officers of the Company that will vest in April 2011, subject to each officer’s continued service through such date.

•	modified the change of control provision applicable to the 2008 restricted share and stock option grants to provide, under certain circumstances, for vesting following a change of control of the Company only upon the termination of the employment of an officer by the Company without cause or by the officer for good reason.

•	Approved the changes to the severance agreements of executives described under “Agreements with Other Named Executive Officers” on page 21.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation earned during fiscal 2007 by (i) the Company’s President and Chief Executive Officer, (ii) the Company’s Executive Vice President and Chief Financial Officer, (iii) the three other most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2007, and (iv) a former executive officer who would have been included in (iii) if he had been employed by the Company at the end of the fiscal year.

The Company does not maintain a defined benefit pension or supplemental retirement plan or provide above market earnings on deferred compensation, and thus column (h) has been omitted from the table.

						Non-Equity	All Other
						Incentive	Compen-
				Stock	Option	Plan	sation	Total
Name and Principal	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	($)	($)	($)
Position(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(1)	(g)(3)	(i)(4)	(j)

George L. Jones(5)	2007	$775,000	$0	$23,491	$723,509	$0	$622,907	$2,144,907
President and Chief Executive Officer	2006	$432,212	$0	$366,296	$498,376	$0	$384,923	$1,681,807
Edward W. Wilhelm	2007	$393,269	$0	$250,518	$89,969	$0	$7,055	$740,811
Executive Vice President, Chief Financial Officer	2006	$353,654	$0	$175,802	$0	$0	$41,187	$570,643
Robert P. Gruen	2007	$475,000	$190,000	$132,065	$33,914	$0	$147,138	$978,117
Executive Vice President of Merchandising and Marketing
Kenneth H. Armstrong(5)	2007	$329,808	$140,000	$33,492	$62,333	$0	$190,953	$756,586
Executive Vice President of U.S. Stores
Daniel T. Smith(5)	2007	$307,596	$0	$130,198	$44,714	$94,500	$10,323	$587,331
Executive Vice President, Human Resources	2006	$260,385	$0	$87,378	$0	$0	$31,864	$379,627
Former Officers
Cedric J. Vanzura	2007	$217,308	$0	$232,541	$70,016	$0	$1,371,304	$1,891,169
Executive Vice President- Emerging Business, Technology, Chief Strategy Officer(6)	2006	$352,115	$0	$175,537	$0	$50,400	$27,862	$605,914

(1)	The bonus amounts for Mr. Armstrong and Mr. Gruen were guaranteed pursuant to the terms under which they accepted employment with the Company during 2007. No portion of their bonuses are guaranteed going forward.

(2)	The amounts in columns (e) and (f) represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended February 2, 2008, in accordance with FAS 123(R) of awards pursuant to the Long-Term Incentive Plan, which may include amounts from awards granted during or prior to 2007. The assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended February 2, 2008 included in the Company’s Annual report on Form 10-K filed with the Securities and Exchange Commission. The amounts in column (e) include the dividends paid on restricted shares. The amounts in column (e) do not include any expense related to the grant of restricted stock units (“RSUs”) which, in accordance with FAS 123(R), have not been expensed in the Company’s financial statements because it is not probable that the performance conditions of these RSUs will be achieved.

(3)	The amounts in column (g) represent the cash awards to the named individuals under the Bonus Plan, which is discussed in further detail on page 12 under the heading “Annual Cash Incentives.” The goals under the Bonus Plan that were based upon the Company’s results for the fiscal year were not satisfied and thus no bonuses were paid under the Plan, except that Mr. Smith earned a portion of the bonus for which he was eligible based upon his individual performance.

(4)	The amounts in column (i) consist of employer contributions credited under the Borders Group Savings and Non-Qualified Deferred Compensation Plans, the taxable portion of the Company provided life insurance and the value of Company-paid financial planning services. The amount for Mr. Jones includes a payment of $616,166.54 relating to the cash settlement and cancellation of his restricted share units. The amount for Mr. Vanzura includes severance payments of $1,012,500, a portion of which will be paid to Mr. Vanzura during fiscal 2008. Please see note 6 below for further discussion of the amounts paid to Mr. Vanzura. The amount for Mr. Gruen also includes a signing bonus of $50,000 and relocation payment of $90,969. The amount for Mr. Armstrong also includes a signing bonus of $50,000 and relocation payment of $135,595.

(5)	The amounts shown for Mr. Jones for fiscal 2006 and for Mr. Armstrong for fiscal 2007 represent payments for partial years of service. They commenced employment on July 17, 2006 and February 26, 2007, respectively. Mr. Smith served as Senior Vice President during 2007, and was promoted to Executive Vice President in March 2008.

(6)	Mr. Vanzura ceased to serve as an executive officer on September 5, 2007. Included in column (i) for Mr. Vanzura is an aggregate of $1,276,575 payable in accordance with the terms of form of the severance agreement that was in place for executive officers who were employed at the time of the transition to a new chief executive officer in July 2006. Pursuant to the agreement, Mr. Vanzura received a payment of $264,075 in 2007, representing the value at termination of the restricted shares granted to him in March 2006, and is receiving severance benefits of $84,375 per month until March 31, 2008, at which time the balance of the severance obligation was paid to him. The stock award shown in column (e) for Mr. Vanzura was forfeited as a result of his termination of employment with the Company.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of plan-based awards during fiscal 2007 to the named executive officers.

						All	All Other
						Other	Option
						Stock	Awards:
						Awards:	Number
			Estimated Future Payouts			Number	of
		Date of	Under Non-Equity Incentive			of	Securities		Grant Date
		Compen-	Plan Awards((1))			Shares	Under-		Fair Value
		sation	Thresh-		Maxi-	of Stock	lying	Exercise or	of Stock
	Grant	Committee	old	Target	mum	or Units	Options	Base Price	and Option
	Date	Approval	($)	($)	($)	(#)	(#)	of Option	Awards
Name(a)	(a)	(b)	(c)	(d)	(e)	(i)(2)	(j)	Awards	(l)

George L. Jones	4/02/07	3/15/07	$155,000	$620,000	$1,240,000	N/A	331,963	$20.42	$1,550,002

Edward W. Wilhelm	4/02/07	3/15/07	$80,000	$320,000	$640,000	9,793	34,267	$20.42	$359,973
	11/01/07	10/04/07					50,000	$15.42	$166,560

Robert P. Gruen	2/5/07	1/08/07	$95,000	$380,000	$760,000		17,564	$21.35	$74,773
	3/01/07	1/08/07				12,500		$21.39	$267,375
	4/02/07	3/15/07				7,500	30,000	$20.42	$293,226
	11/01/07	10/04/07					50,000	$15.42	$166,560

Kenneth H. Armstrong	2/26/07	1/08/07	$70,000	$280,000	$560,000		5,680	$22.01	$25,163
	4/02/07	3/15/07				5,500	25,000	$20.42	$229,040
	11/01/07	10/04/07					50,000	$15.42	$166,560

Daniel T. Smith	4/02/07	3/15/07	$47,250	$189,000	$378,000	6,097	20,239	$20.42	$219,001
	11/01/07	10/04/07					50,000	$15.42	$166,560
Former Officers
Cedric J. Vanzura	4/02/07	3/15/07	$75,000	$300,000	$600,000	7,346	32,125	$20.42	$300,003

(1)	The amounts shown in column (c) represents the minimum payment level under the Company’s Bonus Plan, which is 25% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. These amounts are based on the individual’s current salary and position. With the exception of Mr. Smith, none of the named executive officers met the performance requirements for a payment under the Bonus Plan for 2007. Mr. Smith earned a partial award based upon his individual performance.

(2)	The amounts shown in column (i) represents the number of restricted shares granted under the Long-Term Incentive Plan. Dividends are paid on restricted shares but not on restricted share units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the outstanding equity awards held by each named executive officer as of the end of the Company’s 2007 fiscal year.

	Option Awards				Stock Awards
							Equity	Equity
							Incentive	Incentive
							Plan	Plan
							Awards:	Awards:
							Number	Market or
							of	Payout
							Unearned	Value of
	Number	Number			Number	Market	Shares,	Unearned
	of	of			of Shares	Value of	Units or	Shares,
	Securities	Securities			or Units of	Shares or	Other	Units or
	Underlying	Underlying			Stock	Units of	Rights	Other
	Unexercised	Unexercised	Option		that	Stock that	that have	Rights
	Options	Options	Exercise	Option	have not	have not	not	that have
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	not Vested
	Exercisable	Unexercisable	($)	Date	(#)	($)	#	($)
Name(a)	(b)	(c)(1)	(e)	(f)	(g)	(h)(2)	(i)	(j)(3)

		50,000	$17.56	7/16/2011
George L. Jones	133,333	266,667	$17.56	7/16/2013
		331,963	$20.42	4/1/2014
Edward W. Wilhelm	8,500		$13.88	10/5/2009
	25,000		$17.23	10/31/2012	5,000	$55,850
		34,267	$20.42	4/1/2014	17,500	$195,475
		50,000	$15.42	10/31/2014	9,793	$109,388	16,500	$184,305
							16,500	$184,305
							16,500	$184,305
Robert P. Gruen		17,564	$21.35	2/4/2014
		30,000	$20.42	4/1/2014	12,500	$139,625
		50,000	$15.42	10/31/2014	7,500	$83,775
Kenneth H. Armstrong		5,680	$22.01	2/25/2014
		25,000	$20.42	4/1/2014
		50,000	$15.42	10/31/2014	5,500	$61,435
Daniel T. Smith	17,625		$32.13	4/30/2008
	15,000		$17.23	10/31/2012
		20,239	$20.42	4/1/2014
		50,000	$15.42	10/31/2014	6,097	$68,104	9,500	$106,115
					3,500	$39,095	9,500	$106,115
					7,500	$83,775	9,500	$106,115
Former Officers
Cedric J. Vanzura		32,125	$20.42	4/1/2014

(1)	The options vest in thirds commencing on the first anniversary of the date of grant except that, with respect to an option for 50,000 shares held by Mr. Jones, the vesting is 100% on July 17, 2009.

(2)	The market value of unvested restricted stock or stock units shown in column (h) is calculated based on the closing price of $11.17 of the Company’s common stock as of February 1, 2008, the last business day of the Company’s fiscal year.

(3)	The market value of unearned restricted stock units shown in column (j) is calculated based on the closing price of $11.17 of the Company’s common stock as of February 1, 2008, the last business day of the Company’s fiscal year. The restricted stock units contain performance conditions which are not expected to be met. No compensation expense has been recognized in the Company’s financial statements for these restricted stock units, in accordance with FAS 123(R).

OPTION EXERCISES AND STOCK VESTED

The table below shows the number of shares of the Company’s Common Stock acquired during fiscal 2007 upon the exercise of options.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)
Name(a)	(b)	(c)	(d)	(e)

George L. Jones	N/A	N/A	N/A	N/A
Edward W. Wilhelm	N/A	N/A	N/A	N/A
Robert P. Gruen	N/A	N/A	N/A	N/A
Kenneth H. Armstrong	N/A	N/A	N/A	N/A
Daniel T. Smith	8,500	$68,808	N/A	N/A
Former Officers
Cedric J. Vanzura	N/A	N/A	N/A	N/A

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s Non-Qualified Deferred Compensation Plan (the “Plan”), named executive officers may defer base salary and payments earned under the Bonus Plan. Deferral elections are made by eligible executives in November of each year for amounts to be earned in the following year. An executive may defer all or a portion of his or her base salary and up to 80% of the executive’s base pay.

The executive may invest such amounts in funds that are similar to those available under the Borders Group, Inc. Savings Plan. The table below shows the funds available under the Non-Qualified Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2007, as publicly reported:

Year
to Date Return
Fund	(as of 12/31/07)

Merrill Lynch Institutional Fund	5.24
PIMCO Total Return Fund (Administrative Class)	8.81
AIM International Growth Fund (Class A)	14.58
Alger MidCap Growth Institutional Portfolio (Class I)	34.56
American Funds Growth Fund of America (Class R4)	10.87
Columbia International Value Fund (Class A)	6.72
Davis New York Venture Fund (Class A)	4.97
Franklin Small Cap Growth Fund II (Class A)	3.29
Goldman Sachs Mid Cap Value Fund Class A)	2.91
MainStay Small Cap Opportunity Fund (Class A)	(17.46)
Van Kampen Growth and Income Fund (Class A)	2.55
Black Rock S&P 500 Index I	5.29

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions	Earnings	Withdrawals/	at Last
	in Last FY	in Last FY	in Last FY	Distributions	FYE
	($)	($)	($)	($)	($)
Name(a)	(b)	(c)	(d)	(e)	(f)

George L. Jones	$180,000	$3,000	$1,412	$0	$204,981
Edward W. Wilhelm	$35,577	$3,000	$1,392	$0	$202,014
Robert P. Gruen	$692	$0	$5	$0	$700
Kenneth H. Armstrong	N/A	N/A	N/A	N/A	N/A
Daniel T. Smith	$22,715	$3,000	$997	$0	$144,782
Former Officers
Cedric J. Vanzura	$248,145	$0	$6,933	$49,475	$956,889

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

Agreement with Mr. Jones

Pursuant to the terms of Mr. Jones’ employment agreement, the Company is required to provide payments to him in the event that the Company terminates his employment other than for Cause or Disability or if Mr. Jones terminates his employment for Good Reason. The amount of payments is greater if the termination is in connection with or follows a Change of Control.

The definitions of “Change of Control” and “Cause” contained in the agreement are generally consistent with the Company’s plans and agreements except that, solely for purposes of the severance benefits under the agreement, the definition of “Cause” is slightly more restrictive than the definition in the Company’s plans. “Good Reason” generally means: involuntary relocation from the Ann Arbor, Michigan area; failure of the Company to comply with the compensation provisions of the agreement; a reduction in Executive’s duties or status as a result of a Change of Control; the Company’s non-renewal of the agreement; or failure to have a successor assume the agreement.

Mr. Jones is entitled under the agreement to a gross-up for excise tax on excess parachute payments, subject to a 15% “cut-back” (i.e., Change of Control payments will be reduced below the safe harbor under Section 280G of the Internal Revenue Code if the total payments are less than 15% in excess of the 280G safe harbor).

The following table describes the potential payments upon termination for Mr. Jones:

	Event
			For Cause
			Termination or
			Voluntary
	Voluntary	Involuntary	Termination Other
Payments and Benefits	Termination for	Termination without	than for Good	Change of Control
Upon Termination	Good Reason	Cause	Reason	Termination

Base Salary	$1,162,500	$1,162,500	N/A	$1,937,500
Short-term Incentive	$930,000	$930,000	N/A	$1,550,000
Restricted Shares	N/A	N/A	N/A	N/A
Purchased Restricted Shares	$0	$0	N/A	$0
Restricted Share Units	N/A	N/A	N/A	$0
Stock Options	N/A	N/A	N/A	$0
Post-Termination Health & Welfare Benefits	$11,059	$11,059	N/A	$18,529
280G Tax Gross-up	N/A	N/A	N/A	$1,257,411
Total	$2,103,559	$2,103,559	$0	$4,763,440

Agreements with Other Named Executive Officers

The Company has entered into certain severance and change of control agreements with the remaining named executive officers. These agreements, which are substantially similar, generally provide that, in the event of the officer’s termination of employment other than for Cause or Disability the officer would be entitled to severance benefits. The amount of payments is greater if the termination is in connection with or follows a Change of Control. The definitions of Cause and Change of Control are generally consistent with those in the plans of the Company.

The following table describes the potential payments upon termination for the remaining named executive officers, based upon the terms of the agreements as in effect on the last day of the Company’s 2007 fiscal year and the named executive officer’s compensation and equity holdings as of that date:

	Event
			For Cause
		Involuntary	Termination or	Change of
	Payments and Benefits	Termination	Voluntary	Control
Named Executive Officer	Upon Termination	Without Cause	Termination	Termination

Robert P. Gruen	Base Salary	$475,000	N/A	$950,000
	Short-term Incentive	$380,000	N/A	$760,000
	Restricted Shares	$0	N/A	$223,400
	Purchased Restricted
	Shares	$0	N/A	$0
	Restricted Share Units	N/A	N/A	$0
	Stock Options	N/A	N/A	$0
	Total	$855,000		$1,933,400
Edward Wilhelm	Base Salary	$400,000	N/A	$800,000
	Short-term Incentive	$320,000	N/A	$640,000
	Restricted Shares	$0	N/A	$360,713
	Purchased Restricted
	Shares	$0	N/A	$0
	Restricted Share Units	$0	N/A	$552,915
	Stock Options	$0	N/A	$0
	Total	$720,000		$2,353,628
Kenneth H. Armstrong	Base Salary	$350,000	N/A	$700,000
	Short-term Incentive	$280,000	N/A	$560,000
	Restricted Shares	$0	N/A	$61,435
	Purchased Restricted
	Shares	$0	N/A	$0
	Restricted Share Units	$0	N/A	$0
	Stock Options	$0	N/A	$0
	Total	$630,000		$1,321,435
Daniel T. Smith	Base Salary	$315,000	N/A	$630,000
	Short-term Incentive	$189,000	N/A	$378,000
	Restricted Shares	$0	N/A	$190,973
	Purchased Restricted
	Shares	$0	N/A	$0
	Restricted Share Units	$0	N/A	$318,345
	Stock Options	$0	N/A	$0
	Total	$504,000		$1,517,318

Assumptions

Below is a description of the assumptions that were used in creating the tables above. Unless otherwise noted the descriptions of the payments below are applicable to all of the above tables relating to potential.

•	Change of Control Date of February 1, 2008.

•	All awards vest on Change of Control Date.

•	All executives were terminated on February 1, 2008.

•	Fair market value of common stock of $11.17 per share.

Payments to Former Executive Officer

The payments to Mr. Vanzura for periods following his termination of employment are described in note 6 to the Summary Compensation Table on page 17.

2008 Amendments to Agreements with Other Named Executive Officers

On April 17, 2008, the Compensation Committee and the Board of Directors approved the following changes to these severance agreements: (i) severance payments will be made if the executive terminates his or her employment for Good Reason, which will include certain involuntary relocations and a material diminution in the executive’s base salary; and (ii) the mitigation provisions of the current agreements, under which severance payments are reduced by the income received from other employment, will not be applicable in the event of a termination that occurs in connection with, or following, a Change of Control.

DIRECTOR COMPENSATION

Procedures relating to the Compensation of Directors

The Nominating and Corporate Governance Committee is responsible under its charter for periodically making recommendations to the Board with respect to the compensation of directors. In fulfilling this responsibility, the Committee receives information from the Senior Vice President of Human Resources with respect to the amount and nature of the compensation of directors of the Peer Group Companies identified on pages 9 and 10 hereof under the caption “Benchmarking”. This information generally is reviewed by the Nominating and Corporate Governance Committee, as well as the Compensation Committee. Based upon input from these sources, the Nominating and Corporate Governance Committee makes a recommendation to the Board with respect to the compensation of Board members, and the Board makes its determination.

Standard Compensation

For service as a director during 2007, members of the Board who are not employees of the Company were entitled to $150,000 in annual compensation, payable approximately one-third in cash, one-third in shares and one-third in options. The actual components of the compensation were $50,000 in cash, 2,237 restricted shares and 10,708 options with an exercise price equal to the fair market value on the date of the grant. The restricted shares have a one year restricted period and the options vest on the one-year anniversary of the date of grant.

Additional Fees other than for service as the Non-Executive Chairman of the Board

For 2007, each committee chairperson, other than the Chairman of the Audit Committee, received an additional $7,500. The additional payment to the Chairman of the Audit Committee for 2007 was $12,000. For 2008, the additional payments to the chairpersons of the Compensation and Audit Committees have been increased to $10,000 and $15,000, respectively.

Compensation for the Non-Executive Chairman of the Board

Mr. Pollock serves as Non-Executive Chairman of the Board. Mr. Pollock’s additional annual compensation for service in this role during 2007 was $100,000, which was paid one-third in cash, one-third in restricted shares and one-third in stock options. The formula for determining the number of restricted shares and stock options awarded to Mr. Pollock is the same as that used for the annual director awards.

Deferral of Fees of Non-Employee Directors

A non-qualified deferred compensation plan has been established for non-employee directors. Under this plan, each non-employee director may defer up to 100% of his or her annual cash compensation. The deferrals will be considered invested in benchmark investment funds selected by the participating director from a group of eligible funds.

Non-employee directors also are permitted to defer the receipt of their stock awards.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended February 2, 2008.

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
	($)	($)	($)	($)	Earnings	($)	($)
Name(a)	(b)	(c)(1)	(d)(1)	(e)	(f)	(g)	(h)

Michael G. Archbold(2)	$10,685	$0	$0	$0	$0	$0	$10,685
Donald G. Campbell	$57,256	$50,735	$42,560	$0	$0	$0	$150,551
Joel J. Cohen	$57,503	$50,735	$42,560	$0	$0	$0	$150,798
Amy B. Lane	$57,503	$50,735	$42,560	$0	$0	$0	$150,798
Brian T. Light	$57,503	$50,735	$42,560	$0	$0	$0	$150,798
Victor L. Lund	$54,750	$49,997	$42,560	$0	$0	$0	$147,307
Dr. Edna Medford	$50,003	$50,071	$42,560	$0	$0	$0	$142,634
Lawrence I. Pollock	$83,362	$84,551	$70,935	$0	$0	$0	$238,848
Michael Weiss	$50,003	$50,735	$42,560	$0	$0	$0	$143,298
Former Directors
Beth M. Pritchard(3)	$5,756	$5,610	$0	$0	$0	$0	$11,366

(1)	The amounts in columns (c) and (d) represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended February 2, 2008, in accordance with FAS 123(R) of awards pursuant to the Long Term Incentive Plan which may include amounts from awards granted during or prior to 2007. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended February 2, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The amounts in column (c) include the dividends paid on restricted shares.

The grant date fair value of the stock awards in column (c) was $50,000 for the shares awarded to directors other than Mr. Pollock, and $65,160 for Mr. Pollock.

The grant date fair value of the option awards in column (d) was $50,000 for directors other than Mr. Pollock, and $65,160 for Mr. Pollock.

(2)	Mr. Archbold commenced service as a director on December 6, 2007.

(3)	The amounts for Ms. Pritchard in columns (b), (c) and (h) represent the prorated payments made to her for service as a director through February 10, 2007.

The following is a summary of stock and option awards outstanding as of February 2, 2008:

Name	Stock Awards	Option Vested	Awards Unvested

Campbell	4,694	8,350	10,708
Cohen	4,694	13,350	10,708
Lane	4,694	8,350	10,708
Light	4,694	8,350	10,708
Lund	4,694	13,350	10,708
Greene Medford	4,694	13,350	10,708
Pollock	7,824	36,474	17,847
Weiss	4,694	8,350	10,708
Archbold	4,694	0	0

AUDIT COMMITTEE REPORT

In accordance with its written charter as adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, internal controls and financial reporting practices of the Company. The Audit Committee is also responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of the Company’s independent registered public accounting firm.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP, the Company’s independent registered public accounting firm, required by Independence Standards Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young LLP its independence. The Audit Committee also discussed and reviewed with Ernst & Young and Company management: audit plans, audit scope, identification of audit risks and the Company’s internal controls.

The Audit Committee has discussed and reviewed with the independent registered public accounting firm all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Management of the Company has the primary responsibility for the Company’s financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended February 2, 2008, as well as the report of management and the independent registered public accounting firm’s opinion thereon regarding the Company’s internal control over financial reporting. In addition, the Committee reviewed and discussed with management each of the Company’s earnings releases, as well as its quarterly reports to the Securities and Exchange Commission.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended February 2, 2008 be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Donald Campbell, Chairman
Amy Lane
Brian Light
Lawrence Pollock

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table summarizes aggregate fees billed for professional services rendered by Ernst & Young during fiscal years 2007 and 2006:

	2007	2006

Audit Fees	$1,476,694	$1,358,481
Audit Related Fees	2,457,938	42,000
Tax Fees(1)	315,323	278,817
All Other Fees	—	—

Total	$4,249,955	$1,679,298

(1)	All of the tax fees for 2007 were for tax compliance and preparation. Ernst & Young did not provide tax consulting or advisory services to the Company.

Audit Related Fees consist principally of due diligence on certain international strategic alternative efforts, audits of employee benefit plans, and special audits for third parties, such as landlords with respect to percentage rent calculations. Tax Fees consist principally of due diligence and valuation work related to certain international strategic alternative efforts and international tax preparation and related matters.

The Audit Committee has considered whether the provision of the services described above is compatible with maintaining the independence of the principal auditor, and has concluded that such services are compatible with auditor independence.

The Audit Committee must pre-approve all audit and all non-audit services provided by the independent registered public accounting firm, subject, with respect to non-audit services, to a de minimis exception. Under the de minimis exception, management may authorize services not contemplated at the time of the Audit Committee meeting immediately prior to the provision of such services, provided that the fees for such services do not exceed $25,000 (subject to the aggregate limitation described below). These services must be brought to the attention of the Chairman of the Audit Committee and approved at the next regularly scheduled meeting of the Audit Committee. The de minimis exception is subject to an annual aggregate limit of five percent of total revenues paid by the Company to the independent registered public accounting firm in the fiscal year when services are provided. The Audit Committee pre-approved all non-audit services for fiscal 2007 without utilization of the de minimis exception described above. Requests for approval of non-audit services are to be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the March 25, 2008 Record Date, the Common Stock was held of record by 2,895 shareholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each shareholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the executive officers named in the Summary Compensation table above, and by all directors and executive officers as a group, as of the Record Date. Unless otherwise noted, the reported ownership includes sole dispositive and voting power.

	Number of
	Shares of		Percent of
	Common		Common Stock
Name and Address	Stock(1)		Outstanding

Pershing Square Capital Management, L. P.	10,597,880	(2)	18.0%
888 Seventh Avenue, 29th Floor New York, NY 10019
Dreman Value Management, LLC	4,751,435	(3)	8.1%
520 East Cooper Avenue Suite 230-4 Aspen, CO 81611
Deutsche Bank AG	3,935,883	(4)	6.7%
Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany
Citadel Limited Partnership	3,247,078	(5)	5.5%
131 S. Dearborn Street 32nd Floor Chicago, IL 60603
George L. Jones	414,971	(6)	*
Edward W. Wilhelm	138,075	(7)	*
Lawrence I. Pollock	103,336	(8)	*
Daniel T. Smith	63,688	(9)	*
Robert P. Gruen	47,564	(10)	*
Amy B. Lane	46,124	(11)	*
Joel J. Cohen	44,077	(12)	*
Cedric J. Vanzura	43,572		*
Victor L. Lund	38,269	(13)	*
Edna Greene Medford	36,399	(14)	*
Donald G. Campbell	33,991	(15)	*
Brian T. Light	30,991	(16)	*
Michael Weiss	30,800	(17)	*
Kenneth H. Armstrong	21,127	(18)	*
Beth M. Pritchard	10,409		*
Michael G. Archbold	—		*
Richard “Mick” McGuire	—		*
Directors and Executive Officers as a Group	1,103,393	(19)	1.9%

*	Represents less than one percent.

(1)	All figures represent shares of or the right to acquire Common Stock and include restricted shares held by directors and executive officers over which they have voting power but not investment power.

In certain cases, the shares reported for a person or entity includes shares reported by related persons or entities that are included in a common filing with the Securities and Exchange Commission. The information set forth in this table is based upon the reports filed with the Securities and Exchange Commission as of the date of the preparation of this Proxy Statement.

(2)	Pershing Square Capital Management, L. P. has shared dispositive and voting power with respect to all of the shares.

(3)	Dreman Value Management, LLC has shared dispositive power with respect to all of the shares, sole voting power with respect to 775,890 shares and shared voting power with respect to 46,650 shares.

(4)	Deutsche Bank AG has sole dispositive power with respect to all of the shares, sole voting power with respect to 3,920,783 shares and no shared dispositive or voting power.

(5)	Citadel Limited Partnership has shared dispositive and voting power with respect to all of the shares.

(6)	Includes 243,787 options that are exercisable within 60 days.

(7)	Includes 44,922 options that are exercisable within 60 days, 5,600 shares held in an IRA account, 4,420 shares held in custodial accounts for Mr. Wilhelm’s children and 1,689 shares held under the Borders Group, Inc. 401(k) Savings Plan

(8)	Includes 54,321 options that are exercisable within 60 days.

(9)	Includes 39,371 options that are exercisable within 60 days, 1,877 shares held in an IRA account and 694 shares held under the Borders Group, Inc. 401(k) Savings Plan.

(10)	Includes 10,000 options that are exercisable within 60 days.

(11)	Includes 19,058 options that are exercisable within 60 days.

(12)	Includes 24,058 options that are exercisable within 60 days.

(13)	Includes 24,058 options that are exercisable within 60 days.

(14)	Includes 24,058 options that are exercisable within 60 days.

(15)	Includes 19,058 options that are exercisable within 60 days.

(16)	Includes 19,058 options that are exercisable within 60 days.

(17)	Includes 19,058 options that are exercisable within 60 days.

(18)	Includes 8,333 options that are exercisable within 60 days and 1,614 shares held under the Borders Group, Inc. 401(k) Savings Plan.

(19)	Includes 549,140 options that are exercisable within 60 days.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP as the independent registered public accounting firm to perform the integrated audit of the financial statements of the Company for the 2008 fiscal year. Additional information regarding the Audit Committee and the independent auditors, including the fees paid by the Company to Ernst & Young in fiscal 2007, is provided in the “Report of the Audit Committee” in this Proxy Statement.

Representatives from Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Company is asking its shareholders to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company or its shareholders.

The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008.

PROPOSAL 3

APPROVAL OF ISSUANCE OF COMMON STOCK UPON EXERCISE OF WARRANTS

On April 9, 2008, the Company consummated a financing transaction with affiliates of Pershing Square Capital Management, L.P. (together with its affiliates, “Pershing Square”).

The transaction consisted of three components:

•	Pershing Square provided the Company with a senior secured term loan facility for $42,500,000 maturing on January 15, 2009 (the “Term Loan Facility”);

•	Pershing Square made an offer to purchase, at the option of the Company until January 15, 2009, subject to the satisfaction or waiver of certain conditions (the “Purchase Offer Option”), certain of the Company’s international businesses for an aggregate cash price of $135,000,000, less indebtedness for borrowed money attributable to such businesses;

•	The Company issued Pershing Square warrants to purchase 9.55 million shares of common stock (the “Warrants”) at an exercise price of $7.00 per share, subject to anti-dilution adjustments, and agreed to issue Pershing Square Warrants to purchase an additional 5.15 million shares of common stock at the same exercise price, subject to anti-dilution adjustments, upon the occurrence of specified events as more fully described below.

The Term Loan Facility, the Purchase Offer Option and the issuance of the Warrants are collectively referred to in this proxy statement as the “Financing Transaction.”

The Company’s Common Stock is listed on the New York Stock Exchange (the “NYSE”). Under the listing rules of the NYSE, the Company is required to obtain approval from its shareholders before issuing shares of Common Stock upon the exercise of the Warrants.

The NYSE policy requires shareholder approval in circumstances, among others, where a listed company is issuing securities exercisable for common stock, in any transaction or series of related transactions, to a director, officer or substantial security holder of the company (each a “Related Party”), if the number of shares of common stock into which the securities may be exercisable exceeds 1% of the number of shares of common stock outstanding before the issuance. For these purposes, a shareholder beneficially owning 5% or more of a listed company’s outstanding shares (determined based on voting power or number of shares) may be deemed to be a substantial security holder. Pershing Square would be deemed to be a Related Party to the Company for these purposes because it is a substantial shareholder of the Company, beneficially owning approximately 18% of the Company’s outstanding Common Stock. In addition, Richard “Mick” McGuire, a partner of Pershing Square, is a director of the Company.

Accordingly, shareholders will be asked at the Annual Meeting to approve the issuance of all shares of Common Stock issuable upon the exercise of all the Warrants the Company may be required to issue in connection with the Financing Transaction, including any shares of Common Stock issuable as a result of the anti-dilution provisions of the Warrants.

The Financing Transaction

The following summary describes generally the material terms of the Financing Transaction. Additional information regarding the Term Loan Facility and the Purchase Offer Option, including copies of the material definitive agreements, is included in the Current Report on Form 8-K the Company filed with the Securities and Exchange Commission on April 11, 2008.

Description of the Term Loan

The Term Loan Facility is a senior secured term loan facility in the amount of $42.5 million with a maturity date of January 15, 2009. The loan under the Term Loan Facility bears interest at a rate equal to 9.85% per annum. All obligations under the Term Loan Facility are unconditionally guaranteed by each of the Company’s subsidiaries that is a guarantor under the Company’s existing credit facility and by a security interest in approximately 65% of the outstanding shares of the capital stock of the Company’s Borders Superstores (UK) Ltd. subsidiary. The Company is entitled to repay the loan under the Term Loan Facility at any time without premium or penalty. Pershing Square received a fee equal to 2.25% of the initial maximum principal amount of the loan on the closing date of the Term Loan Facility and will be entitled to receive an additional 2.25% of the principal of the loan as and when it is repaid. In addition, the Company agreed to reimburse Pershing Square for its reasonable expenses in connection with the Financing Transaction.

Description of the Purchase Offer Option

The Purchase Offer Option is set forth in an offer letter from Pershing Square to the Company, dated as of April 9, 2008 (the “Purchase Offer Letter”). The Purchase Offer Option is a backstop purchase offer that will give the Company the right, but not the obligation, until January 15, 2009, to require Pershing Square to purchase the Company’s Paperchase, Australia, New Zealand and Singapore subsidiaries, as well as its approximately 17% interest in Bookshop Acquisitions, Inc. (Borders U.K.) (collectively, the “Subject Companies”). Pershing Square’s purchase offer is at a price of $135,000,000 (subject to adjustment for indebtedness for borrowed money of the subject businesses and the after-tax benefit of cash remaining with the Subject Companies). Although the Company believes that these businesses are worth substantially more than the backstop purchase offer price, the relative certainty of this arrangement provides the Company with valuable flexibility to pursue strategic alternatives. Proceeds to the Company of any such purchase by Pershing Square would be first applied to repay amounts outstanding under the Term Loan Facility.

The Company may sell all of the foregoing businesses or may elect to sell only Paperchase and the Company’s interest in Bookshop Acquisitions (collectively, the “UK Business”) alone or together with the Company’s Singapore business. In the event of such election, the purchase price for the UK Business will be $65,000,000, or $67,500,000 for the UK Business and the Company’s business in Singapore (in each case, subject to adjustment).

The Company has agreed with Pershing Square on the form of a definitive stock purchase agreement to be executed in the event of the Company’s election to exercise the Purchase Offer Option. The agreement and the Purchase Offer Option include customary terms and conditions, covenants, representations, warranties and indemnification relating to purchase and sale of the Subject Companies. In addition, Pershing Square’s obligations are subject to additional conditions, including that (i) the Company has used reasonable commercial efforts to find third party buyers for the Subject Companies for a purchase price in excess of the purchase price pursuant to the Purchase Offer Option; (ii) a majority of the independent directors of the Company’s board, after receiving advice from financial and legal advisers, has concluded that the sale of the Subject Companies to Pershing Square is fair to and in the best interests of the Company and its stockholders who are not affiliated with Pershing Square; and (iii) the Company shall not have materially breached its obligations under the Warrant Agreement (as defined below) or the Side Letter dated April 9, 2008 (the “Side Letter”), between the Company and Pershing Square.

Pershing Square has agreed not to interfere with the sale of the Subject Businesses to third parties until the acceptance of the Purchase Offer by the Company, and has agreed not to contact any potential alternative buyers, with whom the Company or any of its representatives are then in discussions prior to December 15, 2008 (or until January 15, 2009 if the Company is then party to a definitive agreement for the sale of all Subject Businesses not yet sold).

The Company has retained the right, in its sole discretion, to forego selling some or all of the Subject Companies to any party, to sell some or all of the Subject Companies to one or more third parties, or to require Pershing Square to consummate the purchase transaction. Pershing Square has no right of first refusal or breakup fee or other preemptive right with respect to the sale of the Subject Companies by the Company to other parties.

Description of the Warrants

In connection with the closing of the Financing Transaction, the Company issued Pershing Square Warrants to purchase 9.55 million shares of Common Stock at an exercise price of $7.00 per share, subject to anti-dilution adjustments. The Warrants are exercisable until October 9, 2014.

In addition, the Company agreed to issue Warrants to Pershing Square to purchase an additional 5.15 million shares of Common Stock (the “Second Warrant Issuance”) on the earliest to occur of any of the following events:

•	the Company exercises its option to sell certain of its international businesses, in whole or in part, to Pershing Square under the Purchase Offer Option;

•	on October 1, 2008, if the Company has not signed a definitive agreement relating to a “Business Combination” (or, if such agreement has been signed before October 1, 2008 but terminated or abandoned, if the Company is not party to a subsequent agreement for a Business Combination for any continuous period of 180 days thereafter); or

•	the Company terminates its announced strategic alternatives process (or, after termination of a definitive agreement for a Business Combination and prior to the entry of any subsequent agreement, the Company fails to confirm it is continuing to pursue its strategic alternatives review process upon reasonable request by Pershing Square).

A “Business Combination” is defined to mean a consolidation, merger or other similar transaction pursuant to which the Company is combined with another entity, unless the persons who beneficially own the outstanding voting securities of the Company immediately before consummation of the transaction beneficially own a majority of the outstanding voting securities of the combined or surviving entity immediately thereafter. If the Company consummates a Business Combination prior to the occurrence of any of the events described above, no additional Warrants would be issued. The additional Warrants would have the same terms, including the same exercise price per share, as the Warrants issued to Pershing Square on the closing date of the Financing Transaction, and would also expire on October 9, 2014.

Immediately prior to the closing of the Financing Transaction, Pershing Square reported beneficial ownership of 10,597,880 shares of Common Stock, representing approximately 18% of the Company’s outstanding shares, and was the largest shareholder of the Company. If all 14.7 million Warrants that may be issued in connection with the Financing Transaction are issued and Pershing Square exercises the Warrants in full, Pershing Square would beneficially own 25,297,880 shares of Common Stock, representing approximately 34.44% of the Company’s shares that would be outstanding following such exercise based on the number of shares outstanding as of the immediately prior to the closing of the Financing Transaction. If the Company engages in any transaction that would trigger the operation of the Warrants’ anti-dilution provisions described below while Pershing Square holds the Warrants, the number of shares issuable upon the exercise of the Warrants could increase and result in Pershing Square beneficially owning a greater percentage of the outstanding shares. The Cash Redemption Value (as defined below) of 9.55 million to 14.7 million Warrants assuming a change of control at $7.00 per share is estimated to be approximately $27 million to $41 million. Such amounts would be higher or lower if the change of control price is higher or lower than $7.00, and will decrease as the remaining life of the Warrants decreases.

Limitations on Transfer and Exercise

The Warrants are freely transferable, subject to securities law restrictions, except the Side Letter provides that Pershing Square may not transfer (other than internally among its affiliates) any Warrants until January 1, 2009 or the earlier public announcement of the entry into a definitive agreement with respect to (or the completion of) a change of control or other extraordinary transaction involving the Company to which Pershing Square is not a party. In addition, Pershing Square has agreed not to sell or transfer any of its shares of the Company’s Common Stock until such time.

Prior to the receipt of shareholder approval of the issuance of shares of Common Stock upon the exercise of the Warrants as required by the NYSE’s shareholder approval requirements, the Warrants cannot be exercised for Common Stock, but may be exercised solely for cash, subject to the conditions described below.

The Warrants may not be exercised for cash until January 1, 2009 or the earlier public announcement of the entry into a definitive agreement with respect to (or the completion of) a change of control or other extraordinary transaction involving the Company to which Pershing Square is not a party, provided that if such agreement relates to a Public Stock Merger, the Warrants may not be exercised for cash prior to the consummation of the Public Stock Merger. A “Public Stock Merger” means a Business Combination pursuant to which all of the outstanding Common Stock of the Company is exchanged for, converted into or constitute solely the right to receive common stock listed on a national securities exchange.

The Company may defer cash settlement of the Warrants to the extent that cash settlement would constitute prohibited restricted payments pursuant to the terms of the Company’s existing revolving credit facility, based upon the ratio of amounts outstanding under the revolving credit facility to the amounts borrowed thereunder. Any such deferred amounts will bear interest at 18% compounded monthly and will become due and payable, along with interest accrued thereon on the earlier to occur of any of the following events: (a) as soon as and to the extent that such cash settlement would be permitted pursuant to the restricted payments covenant of the revolving credit facility, (b) upon the second anniversary of the exercise of the Warrants (but not earlier than August 1, 2011, which date is immediately after the maturity date of the revolving credit facility) or (c) upon the occurrence of an event of default pursuant to the revolving credit facility or a change of control event. The Company has agreed not to make any other restricted payment so long as a deferred amount in respect of cash settled Warrants is outstanding.

The Company has agreed to use reasonable best efforts to take such actions as Pershing Square may request from time to time to maximize the number of Warrants exercisable for Common Stock that Pershing Square may hold in a manner consistent with the foregoing requirements and applicable anti-takeover and other laws, including the obligation to call special meetings of shareholders as Pershing Square may reasonably request until shareholder approval has been obtained.

The Warrant Agreement provides for customary registration rights for the Warrants and the Common Stock into which the Warrants are exercisable, including the obligation of the Company to use commercially reasonable efforts to cause a registration statement to become effective by no later than January 1, 2009, and to use commercially reasonable efforts to keep such registration statement continuously effective and in compliance with the Securities Act of 1933 and usable for resale of the Warrants and the Common Stock underlying the Warrants until such time as there are no such securities remaining, subject to customary exceptions.

Consequences of a Change in Control

In the event of a Public Stock Merger, the Company may elect to (i) keep all the unexercised Warrants outstanding after the Public Stock Merger, in which case the Warrants will remain outstanding as adjusted pursuant to the anti-dilution provisions of the Warrants described below, or (ii) cause the outstanding Warrants to be redeemed for an amount in cash equal to the Cash Redemption Value of the Warrants. The Cash Redemption Value in respect of each Warrant means (1) its fair value, as determined by an independent financial expert mutually agreed by the Company and the person holding the greatest number of Warrants, using standard option pricing models for American style options, assuming that the event giving rise to the redemption right had not occurred and taking into account the intrinsic and option value of the Warrant, but assuming annualized volatility of 35% over the Warrant’s remaining term; plus (2) interest on such fair value from the consummation of the Public Stock Merger to the payment date at the rate of 10% per annum.

Upon the occurrence of any change of control other than a Public Stock Merger, or a delisting of the Common Stock underlying the Warrants, each holder of Warrants may elect to (i) keep such Warrants outstanding, as adjusted pursuant to the anti-dilution adjustments provided for in the Warrant Agreement, or (ii) require the Company to redeem the Warrants for an amount in cash equal to the Cash Redemption Value.

The Cash Redemption Value of the Warrants will be due and payable not later than the tenth business day after the date of the event giving rise to the redemption right and, if not then paid, will bear interest thereafter at a rate of 18% per annum.

Anti-Dilution Provisions

The Warrants feature full anti-dilution protection, including preservation of the right to convert into the same percentage of the fully-diluted shares of Common Stock that would be outstanding on a pro forma basis giving effect to the issuance of the shares underlying the Warrants at all times, and “full-ratchet” adjustment to the exercise price for future issuances (in each case, subject to certain exceptions), and adjustments to compensate for all dividends and distributions.

Both the exercise price and the number of shares of Common Stock issuable upon exercise of each Warrant will be adjusted in the event the Company takes certain actions, including if the Company (i) pays a dividend or makes any other distribution with respect to its Common Stock solely in shares of its Common Stock; (ii) subdivides or combines its outstanding Common Stock; (iii) makes any dividend or distribution, in cash, securities or other property, with respect to its shares; (iv) completes a self-tender offer at a premium to the market price of the Common Stock; or (v) effects a consolidation, merger or similar extraordinary transaction of the Company with another entity.

Prior to the consummation of a Public Stock Merger pursuant to which the surviving or resulting parent entity has a market capitalization in excess of $1 billion, any Warrants that have not been transferred by Pershing Square to another party are entitled to certain additional “full-ratchet” anti-dilution protections upon any issuance (other than pursuant to employee benefit plans) of shares of Common Stock, rights or options to acquire Common Stock or securities convertible or exchangeable into Common Stock. In the event of any such issuance, the Company must issue to Pershing Square, on a pro rata basis, such additional Warrants as may be necessary in order that the aggregate percentage of Common Stock on a fully diluted basis issuable upon exercise of all the outstanding Warrants would not be diminished on account of the new issuance. In addition, if the new issuance is for a price that is lower than the exercise price in effect for the Warrants, the exercise price for all outstanding Warrants would be reduced to an amount equal to the such lower issuance price.

Covenants of Pershing Square

In the Side Letter, in connection with the issuance of the Warrants, Pershing Square has agreed not to exercise or take any other action with respect to the Warrants if such action would cause a “Change of Control” as defined in the Company’s existing revolving credit facility. Such change of control would be triggered if a person or group of persons acquire beneficial ownership, directly or indirectly, of 35% or more of the Company’s outstanding capital stock, among other circumstances.

In addition, until after the Company’s 2009 annual shareholders’ meeting, Pershing Square has agreed not to seek to prevent the Board from maintaining a majority of directors who are independent of Pershing Square and the Company, and to condition any material transactions between the Company and Pershing Square on the receipt of the approval of a majority of such directors. For this purpose, the nomination of a director by the Company or Pershing Square does not by itself deem that person not to be independent of the Company or Pershing Square, respectively.

Consent Rights of Pershing Square

In the Side Letter between the Company and Pershing Square, the Company has agreed that so long as Pershing Square is a Significant Holder of the Company’s securities, and prior to any Public Stock Merger involving the Company, the Company will not, without the consent of Pershing Square, take any action to implement a stockholders rights plan or any anti-takeover defense with a similar effect. A “Significant Holder” for this purpose means a holder of (a) economic exposure (through ownership of Common Stock or related derivatives) with respect to an aggregate number of shares of Common Stock equal to at least 15% of the outstanding number of shares of Common Stock on a fully diluted basis and (b) a number of Warrants exercisable into 5% or more of the outstanding number of shares of Common Stock on a fully diluted basis.

In addition, so long as Pershing Square is a Significant Holder and prior to a Public Stock Merger pursuant to which the surviving or resulting parent entity has a market capitalization in excess of $1 billion, the Company has agreed that it will not, without the consent of the Pershing Square, issue (other than pursuant to employee benefit plans) any voting stock (other than Common Stock), preferred stock or instruments convertible, exchangeable or exercisable into preferred stock or voting stock (other than Common Stock) of the Company. In view of these rights and its 18% current ownership stake in the Company, in addition to its ability to acquire up to an additional 14.7 million or more shares of Common Stock upon exercise of the Warrants, Pershing Square will have significant influence on the Company and potential changes of control of the Company.

Required Vote

The approval of this proposal will require the affirmative vote of a majority of the votes cast on the proposal by holders of Common Stock who are present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. In accordance with the NYSE’s shareholder approval rules, this proposal will not be deemed to have been approved by the Company’s shareholders unless the total number of votes cast on this proposal represents more than 50% of the number of shares of the Company’s Common Stock outstanding on the Record Date. Broker non-votes and abstentions with respect to this proposal will not be considered as votes cast for this purpose.

In connection with the Financing Transaction, Pershing Square has agreed to vote all of the shares of Common Stock it beneficially owns in favor of this proposal.

Recommendation

The Financing Transaction, including the grant of the Warrants, was unanimously approved by the disinterested members of the Company’s Board of Directors after a full review by the Board and its financial and legal advisors of the Financing Transaction and potential alternative transactions. If shareholder approval of this proposal is not obtained, the Company will be obligated to settle the Warrants upon their exercise through the payment of cash amounts in accordance with the terms of the Warrants, and to continue to seek shareholder approval, including by calling special meetings of shareholders until shareholder approval has been obtained. The Board of Directors believes that approval of this proposal is in the best interests of the Company and its shareholders because it will permit the Company to settle the Warrants upon exercise through the issuance of shares of Common Stock, rather than by cash payments, which will assist the Company in preserving its cash resources to pursue its business and strategic objectives.

The Board of Directors therefore recommends a vote “FOR” approval of Proposal 3.

PROPOSAL 4

SEPARATE THE ROLES OF CEO AND CHAIRMAN

The Company has been advised that Mr. John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, the beneficial owner of 200 shares of the Common Stock of the Company, intends to present the following proposal at the Annual Meeting:

RESOLVED:  Shareholders request that our Board establish a rule (specified in our charter or bylaws unless absolutely impossible) of separating the roles of our CEO and Board Chairman, so that an independent director who has not served as an executive officer of our Company, serve as our Chairman whenever possible.

This proposal gives our company an opportunity to follow SEC Staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of our shareholder meeting.

John Chevedden, Redondo Beach, Calif., said the primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our Chief Executive Officer. Separating the roles of CEO and Chairman can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

This topic won our 62% support vote at our 2006 annual meeting. The Council of Institutional Investors www.cii.org recommends adoption of a shareholder proposal after it wins one majority vote.

It is the role of our CEO and management to run the business of our company. Meanwhile it is the role of the Board of Directors to provide independent oversight of our CEO and management. Our CEO should not be his own boss while managing our company1s business. Under the leadership of the Chairman, the board should give strategic direction and guidance and represent the best interests of shareholders in maximizing value.

More companies are recognizing the separation of Chairman and CEO to be a sound corporate governance practice. Also several respected institutions recommend separation. The Council of Institutional Investors adopted a Corporate Governance Policy which recommends, “The board should be chaired by an independent director.”

Under our current rules one person can hold the job of both CEO and Chairman for years at a time. Under our current rules our CEO can continue in his current job and also take on the additional job of Chairman.

Separate the Roles of CEO and Chairman
Yes on 3

BOARD OF DIRECTORS’ STATEMENT OPPOSING PROPOSAL ON SEPARATION OF THE ROLES OF CEO AND BOARD CHAIR

The Board of Directors of the Company has appointed Mr. Pollock, an independent director, to serve as Chairman of the Board. It also has amended the by-laws of the Company to assure that, at all times, the Company will have either an independent chairman or a lead director with specified responsibilities. The Company believes that this governance structure assures the appropriate level of oversight and independence, while maintaining the flexibility to combine the functions of chairman and chief executive in the future if it is in the best interests of the Company to do so.

Under the by-laws of the Company, the independent directors are required to designate one of the members of the Board to serve as the Chairman of the Board. If the person selected to serve as Chairman is an independent director, he or she will have such duties and authority as the independent directors shall from time to time specify, which shall include, at a minimum, the following: (a) presiding at all meetings of the Board; (b) serving as liaison between the chief executive officer and the independent directors; (c) approving information sent to the Board; (d) approving meeting agendas for the Board; (e) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (f) the authority to call meetings of independent directors; and (g) if requested by major shareholders, assure that he or she is available for consultation and direct communication.

If the person selected to serve as Chairman is not an independent director, the by-laws require that the independent directors designate one of the independent directors to be the Lead Director. The Lead Director will have shall have such duties and authority as the independent directors shall from time to time specify, which shall include, at a minimum, presiding at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors, and all of the duties and authority enumerated in (b) through (g) of the preceding paragraph.

This by-law provision clearly provides for independent oversight by designating specific responsibilities that will be undertaken by either an independent Chairman of the Board or by an independent Lead Director. In addition, it maintains the flexibility for the Board to permit a single person to hold the chief executive officer and chairman titles in the future if the Board deemed that to be in the best interests of the Company and its shareholders. The Proposal would limit this flexibility without a corresponding benefit to shareholders and should not be adopted.

The Board of Directors recommends a vote AGAINST Proposal 4.

PROPOSALS OF SHAREHOLDERS

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder proposals intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company no later than December 26, 2008 in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

Section 8 of Article II of the Company’s bylaws additionally provides that, for director nominations or shareholder proposals to be properly brought before any annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and must comply with the other requirements of the bylaws. For director nominations and shareholder proposals to be presented at the 2008 Annual Meeting of Shareholders, notice of such nomination or proposal containing certain information required under the Company’s bylaws must be delivered to the Secretary at the principal executive offices of the Company not later than February 21, 2009 nor earlier than January 22, 2009. If the Company does not receive notice of a director nomination or shareholder proposal within this time frame, the Company will be entitled to exclude such nomination or proposal from the matters which may be properly be brought before the 2008 Annual Meeting.

The dates set forth above will change if the date of the Company’s 2009 Annual Meeting is changed by more than 30 days from the date of this year’s meeting, in which event the new dates will be set forth in one of the Company’s Form 10-Q Quarterly Reports.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2008 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO ANNE ROMAN, INVESTOR RELATIONS, BORDERS GROUP, INC., 100 PHOENIX DRIVE, ANN ARBOR, MICHIGAN 48108-2202.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Borders Group, Inc. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MAY 22, 2008, ANNUAL MEETING OF SHAREHOLDERS The undersigned hereby appoints George L. Jones and Thomas D. Carney, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned and to vote all shares of common stock of Borders Group, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Borders Group, Inc., to be held on May 22, 2008, or any adjournment thereof, upon all matters that may properly come before the meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournments thereof. This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted FOR the election of the Company’s nominees to serve as Directors, FOR the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008, FOR the proposal to approve the issuance of shares of the Company’s Common Stock upon the exercise of warrants granted in connection with a financing transaction completed by the Comapny in April 2008, and AGAINST the shareholder proposal entitled “Separate the Roles of CEO and Chairman.” As to any other business that may come before the Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the Proxies. If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted. (Items to be voted appear on reverse side.) Please date and sign on the reverse side and return promptly in the enclosed envelope.

C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 21, 2008. Vote by Internet · Log on to the Internet and go to www.investorvote.com/BGP · Follow the steps outlined on the secured website. Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. · Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. X Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 & 3 and AGAINST Proposal 4. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Michael G. Archbold 02 — Donald G. Campbell 03 — Joel J. Cohen 04 — George L. Jones 05 — Amy B. Lane 06 — Brian T. Light 07 — Victor L. Lund 08 — Richard “Mick” McGuire 09 — Edna Medford 10 — Lawrence I. Pollock 11 — Michael Weiss For Against Abstain For Against Abstain 2. A proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008. 3. A proposal to approve the issuance of shares of the Company’s Common Stock upon the exercise of warrants granted in connection with a financing transaction completed by the Company in April 2008. 4. A shareholder proposal entitled “Separate The Roles of CEO and Chairman.” B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears above. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 0 1 7 8 3 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00W96B